Subject to Completion
                     Preliminary Pricing Supplement dated March 9, 2006

PRICING SUPPLEMENT
------------------
(To prospectus supplement and prospectus dated February 25, 2005)
Pricing Supplement Number:

                               [GRAPHIC OMITTED]
                                                   Units

                           Merrill Lynch & Co., Inc.
                          Medium-Term Notes, Series C
                      100% Protected Target Return Notes
                   Linked to the 10 Year Constant Maturity Treasury Rate
                                due June , 2007
                                 (the "Notes")
                       $1,000 principal amount per unit

         -----------------------------------------------------------

The Notes:                                       Payment on the maturity date:

o     The Notes are designed for investors       o     The amount you receive on the maturity
      who believe that the 10 Year Constant            date will be based on the change in the
      Maturity Treasury Rate will remain               10 Year Constant Maturity Treasury Rate
      within ranges described below over the           over the term of the notes. If the 10
      term of the Notes and are willing to             Year Constant Maturity Treasury Rate on
      risk receiving no return on the Notes            the fifth business day prior to the
      if the 10 Year Constant Maturity                 maturity date:
      Treasury Rate is outside of those
      ranges on the fifth business day prior           o     has not increased or decreased by
      to the maturity date, as more fully                    more than 0.50% from the initial
      described in this pricing supplement.                  10 Year Constant Maturity
                                                             Treasury Rate determined on the
o     100% principal protection on the                       date the Notes are priced for
      maturity date.                                         initial sale to the public, you
                                                             will receive an amount per unit
o     There will be no payments prior to the                 equal to $1,070;
      maturity date and we cannot redeem the
      Notes prior to the maturity date.                o     has increased or decreased by
                                                             more than 0.50% from the initial
o     The Notes will not be listed on any                    10 Year Constant Maturity Rate,
      securities exchange.                                   but has not increased or
                                                             decreased by more than 1.00% from
o     The Notes will be senior unsecured debt                the initial 10 Year Constant
      securities of Merrill Lynch & Co.,                     Maturity Rate, you will receive
      Inc., will be part of a series entitled                an amount per unit equal to
      "Medium-Term Notes, Series C" and will                 $1,050;
      have the CUSIP No.           .
                                                       o     has increased or decreased by
o     The settlement date for the Notes is                   more than 1.00% from the initial
      expected to be April , 2006.                           10 Year Constant Maturity Rate,
                                                             you will only receive an amount
                                                             per unit equal to the $1,000
                                                             principal amount;

                                                       in each case as more fully described in
                                                       this pricing supplement.

                                                 o     In no event will you receive less than
                                                       the $1,000 principal amount per unit.



      Information included in this pricing supplement supercedes information in the accompanying prospectus supplement and prospectus to the extent that it is different from that information.

      Investing in the Notes involves risks that are described in the "Risk Factors" section beginning on page PS-7 of this pricing supplement and the accompanying prospectus supplement.


         -----------------------------------------------------------

                                                      Per Unit     Total
                                                      --------     -----
      Public offering price.......................   $1,000.00       $
      Underwriting discount.......................       $5.00       $
      Proceeds, before expenses, to
        Merrill Lynch & Co., Inc..................     $995.00       $

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this pricing supplement or the accompanying prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

         -----------------------------------------------------------

                              Merrill Lynch & Co.

         -----------------------------------------------------------

             The date of this pricing supplement is March , 2006.

                               TABLE OF CONTENTS

                              Pricing Supplement

SUMMARY INFORMATION--Q&A..................................................PS-3
RISK FACTORS..............................................................PS-7
DESCRIPTION OF THE NOTES..................................................PS-9
THE 10 YEAR CONSTANT MATURITY TREASURY RATE..............................PS-11
UNITED STATES FEDERAL INCOME TAXATION....................................PS-14
ERISA CONSIDERATIONS.....................................................PS-19
USE OF PROCEEDS AND HEDGING..............................................PS-20
SUPPLEMENTAL PLAN OF DISTRIBUTION........................................PS-20
EXPERTS..................................................................PS-20
INDEX OF CERTAIN DEFINED TERMS...........................................PS-21

                             Prospectus Supplement

RISK FACTORS...............................................................S-3
DESCRIPTION OF THE NOTES...................................................S-4
UNITED STATES FEDERAL INCOME TAXATION.....................................S-21
PLAN OF DISTRIBUTION......................................................S-28
VALIDITY OF THE NOTES.....................................................S-29

                                  Prospectus

Merrill Lynch & Co., Inc.....................................................2
Use of Proceeds..............................................................2
Ratio of Earnings to Fixed Charges and Ratio of Earnings to
Combined Fixed Charges and Preferred Stock Dividends.........................3
The Securities...............................................................3
Description of Debt Securities...............................................4
Description of Debt Warrants................................................15
Description of Currency Warrants............................................17
Description of Index Warrants...............................................18
Description of Preferred Stock..............................................24
Description of Depositary Shares............................................29
Description of Preferred Stock Warrants.....................................33
Description of Common Stock.................................................35
Description of Common Stock Warrants........................................38
Plan of Distribution........................................................41
Where You Can Find More Information.........................................42
Incorporation of Information We File With the SEC...........................42
Experts.....................................................................43

--------------------------------------------------------------------------------

                           SUMMARY INFORMATION--Q&A

      This summary includes questions and answers that highlight selected information from this pricing supplement and the accompanying prospectus supplement and prospectus to help you understand the 100% Protected Target Return Notes Linked to the 10 Year Constant Maturity Treasury Rate due June , 2007 (the "Notes"). You should carefully read this pricing supplement and the accompanying prospectus supplement and prospectus to fully understand the terms of the Notes and the tax and other considerations that are important to you in making a decision about whether to invest in the Notes. You should carefully review the "Risk Factors" section of this pricing supplement and the accompanying prospectus supplement, which highlights certain risks associated with an investment in the Notes, to determine whether an investment in the Notes is appropriate for you.

      References in this pricing supplement to "ML&Co.", "we", "us" and "our" are to Merrill Lynch & Co., Inc., and references to "MLPF&S" are to Merrill Lynch, Pierce, Fenner & Smith Incorporated.

What are the Notes?

      The Notes will be a series of senior debt securities issued by ML&Co. entitled "Medium-Term Notes, Series C" and will not be secured by collateral. The Notes will rank equally with all of our other unsecured and unsubordinated debt. The Notes will mature on June , 2007. Depending on the date the Notes are priced for initial sale to the public (the "Pricing Date"), which may be in March or April, the settlement date may occur in May instead of April and the maturity date may occur in July instead of June. Any reference in this pricing supplement to the month in which the settlement date or maturity date will occur is subject to change as specified above.

      We cannot redeem the Notes at an earlier date. We will not make any payment on the Notes until the maturity date.

      Each unit will represent a single Note with a $1,000 principal amount. You may transfer the Notes only in whole units. You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances. Instead, we will issue the Notes in the form of a global certificate, which will be held by The Depository Trust Company, also known as DTC, or its nominee. Direct and indirect participants in DTC will record your ownership of the Notes. You should refer to the section entitled "Description of the Debt Securities--Depositary" in the accompanying prospectus.

Are there any risks associated with my investment?

      Yes, an investment in the Notes is subject to certain risks. Please refer to the section entitled "Risk Factors" in this pricing supplement and the accompanying prospectus supplement.

What does the 10 Year Constant Maturity Treasury Rate reflect?

      For purposes of determining the Redemption Amount on the Notes, the 10 Year Constant Maturity Treasury Rate (the "10Yr CMT Rate") is the rate which expresses the yield to maturity on U.S. Treasury securities with a constant maturity of 10 years as reported by Bloomberg under the symbol H15T10Y. If the 10Yr CMT Rate cannot be determined as described in the preceding sentence, such rate will be determined in accordance with the procedures set forth in the accompanying prospectus supplement relating to determination of the CMT Rate based on CMT Moneyline Telerate Page 7051. For more information on the 10Yr CMT Rate, please see the section entitled "The 10 Year Constant Maturity Treasury Rate" in this pricing supplement.

How has the 10 Year Constant Maturity Rate performed historically?

      We have included tables and graphs showing month-end levels of the 10Yr CMT Rate and the historical spread between the 10Yr CMT Rate and its level 14 months beforehand, a term expected to approximately equal that of the Notes, from January 2001 to February 2006 in the section entitled "The 10 Year Constant Maturity Treasury Rate" in this pricing supplement. We have provided this historical information to help you evaluate the behavior of the 10Yr CMT Rate in various economic environments; however, past performance is not necessarily indicative of how the 10Yr CMT Rate will perform in the future.

What will I receive on the maturity date of the Notes?

      On the maturity date, you will receive a cash payment per unit equal to the Redemption Amount.

      The "Redemption Amount" to which you will be entitled will depend on the change in the 10Yr CMT Rate over the term of the Notes and will equal:

      If the Final 10Yr CMT Rate:

       (i) has not increased or decreased by more than 0.50% from the Initial 10Yr CMT Rate, $1,070;

      (ii) has increased or decreased by more than 0.50% from the Initial 10Yr CMT Rate, but has not increased or decreased by more than 1.00% from the Initial 10Yr CMT Rate, $1,050;

      (iii) has increased or decreased by more than 1.00% from the Initial 10Yr CMT Rate, $1,000 principal amount;

      but in no case will you receive less than $1,000 per unit of the Notes.

      The "Initial 10Yr CMT Rate" will equal the level of the 10Yr CMT Rate as reported by Bloomberg under the symbol H15T10Y immediately after 4 P.M., New York time on the Pricing Date.

      The "Final 10Yr CMT Rate" will equal the level of the 10Yr CMT Rate as reported by Bloomberg under the symbol H15T10Y immediately after 4 P.M., New York time on the Observation Date.

      The "Observation Date" will be the fifth Business Day prior to the maturity date of the Notes.

Will I receive interest payments on the Notes?

      You will not receive any interest payments on the Notes, but you will receive the Redemption Amount on the maturity date based on the change of the 10Yr CMT Rate over the term of the Notes. We have designed the Notes for investors who are willing to forego interest payments on the Notes, such as fixed or floating interest rates paid on traditional interest bearing debt securities, in exchange for receiving the Redemption Amount on the maturity date.


-------------------------------------------------------------------------------

  Examples

     Set forth below are three examples of interest rate calculations per each $1,000 principal amount per Note, assuming a hypothetical Initial 10Yr CMT Rate of 4.74% (the examples below assume either an upward or downward movement of the 10Yr CMT Rate, however the Redemption Amount in each example would be the same if the direction of the 10Yr CMT Rate change was reversed):

  Example 1--The hypothetical Initial 10 Yr CMT Rate is 1.14% basis points below the Final 10Yr CMT Rate:

   Hypothetical Level of the Initial 10Yr CMT Rate: 4.74%
   Hypothetical Level of the Final 10Yr CMT Rate: 3.60%
   Change = -1.14%
   Redemption Amount per unit = $1,000 (Redemption Amount cannot be less than $1,000)

  Example 2-- The hypothetical Initial 10Yr CMT Rate is 0.70% basis points above the Final 10 Yr CMT Rate:

   Hypothetical Level of the Initial 10Yr CMT Rate: 4.74%
   Hypothetical Level of the Final 10Yr CMT Rate: 5.44%
   Change = 0.70%
   Redemption Amount per unit = $1,050

  Example 3-- The hypothetical Initial 10Yr CMT Rate is 0.20% basis points above the Final 10Yr CMT Rate:

   Hypothetical Level of the Initial 10Yr CMT Rate: 4.74%
   Hypothetical Level of the Final 10Yr CMT Rate: 4.94%
   Change = 0.20%
   Redemption Amount per unit = $1,070

-------------------------------------------------------------------------------

What about taxes?

      Each year, you will be required to pay taxes on ordinary income from the Notes over their term based upon an estimated yield for the Notes, even though you will not receive any payments from us until the maturity date. We have determined this estimated yield, in accordance with regulations issued by the U.S. Treasury Department, solely in order for you to calculate the amount of taxes that you will owe each year as a result of owning a Note. This estimated yield is neither a prediction nor a guarantee of what the actual Redemption Amount will be, or that the actual Redemption Amount will even exceed $1,000 per unit of the Notes. We have determined that this estimated yield will equal % per annum, compounded semi-annually.

      Based upon this estimated yield, if you pay your taxes on a calendar year basis and if you purchase a Note for $1,000 and hold the Note until the maturity date, you will be required to pay taxes on the following amounts of ordinary income from the Note each year: $ in 2006 and $ in 2007. However, in 2007, the amount of ordinary income that you will be required to pay taxes on from owning each Note may be greater or less than $ , depending upon the actual Redemption Amount, if any, you receive. Also, if the actual Redemption Amount is less than $ , you may have a loss which you could deduct against other income you may have in 2007, but under current tax regulations, you would neither be required nor allowed to amend your tax returns for prior years. For further information, see "United States Federal Income Taxation" in this pricing supplement.

Will the Notes be listed on a stock exchange?

      The Notes will not be listed on any securities exchange and we do not expect a trading market for the Notes to develop, which may affect the price that you receive for your Notes upon any sale prior to the maturity date. You should review the section entitled "Risk Factors--A trading market for the Notes is not expected to develop and if trading does develop, the market price you may receive or be quoted for your Notes on a date prior to the stated maturity date will be affected by this and other important factors including our costs of developing, hedging and distributing the Notes" in this pricing supplement.

What price can I expect to receive if I sell the Notes prior to the stated maturity date?

      In determining the economic terms of the Notes, and consequently the potential return on the Notes to you, a number of factors are taken into account. Among these factors are certain costs associated with creating, hedging and offering the Notes. In structuring the economic terms of the Notes, we seek to provide investors with what we believe to be commercially reasonable terms and to provide MLPF&S with compensation for its services in developing the Notes.

      If you sell your Notes prior to the stated maturity date, you will receive a price determined by market conditions for the Notes. This price may be influenced by many factors, such as interest rates and the volatility of the 10Yr CMT Rate, and the expectations of the amount, if any, by which the 10Yr CMT Rate, will change. In addition, the price, if any, at which you could sell your Notes in a secondary market transaction is expected to be affected by the factors that we considered in setting the economic terms of the Notes, namely the underwriting discount paid in respect of the Notes and other costs associated with the Notes, and compensation for developing and hedging the product. Depending on the impact of these factors, you may receive significantly less than the principal amount per unit of your Notes if sold before the stated maturity date.

      In a situation where the Final 10Yr CMT Rate is outside the applicable ranges and no changes in the market conditions or any other relevant factors from those existing on the date of this pricing supplement, the price, if any, at which you could sell your Notes in a secondary market transaction is expected to be lower than the principal amount of the Notes. This is due to, among other things, our costs of developing, hedging and distributing the Notes. Any potential purchasers for your Notes in the secondary market are unlikely to consider these factors.

What is the role of MLPF&S?

      Our subsidiary MLPF&S is the underwriter for the offering and sale of the Notes. After the initial offering, MLPF&S currently intends to buy and sell Notes to create a secondary market for holders of the Notes, and may stabilize or maintain the market price of the Notes during their initial distribution. However, MLPF&S will not be obligated to engage in any of these market activities or continue them once it has started.

What is the role of the Merrill Lynch Capital Services, Inc.?

        Merrill Lynch Capital Services, Inc. (the "Calculation Agent") will serve as Calculation Agent for purposes of determining, among other things, the Final 10Yr CMT Rate and the Redemption Amount. Under certain circumstances, these duties could result in a conflict of interest between Merrill Lynch Capital Services, Inc. as our subsidiary and its responsibilities as Calculation Agent.

What is ML&Co.?

      Merrill Lynch & Co., Inc. is a holding company with various subsidiaries and affiliated companies that provide investment, financing, insurance and related services on a global basis.

      For information about ML&Co., see the section entitled "Merrill Lynch & Co., Inc." in the accompanying prospectus. You should also read the other documents we have filed with the SEC, which you can find by referring to the section entitled Where You Can Find More Information" in the accompanying prospectus.

                                 RISK FACTORS

      Your investment in the Notes will involve certain risks. You should consider carefully the following discussion of risks and the discussion of risks included in the accompanying prospectus supplement before you decide that an investment in the Notes is suitable for you.

You may not earn a return on your investment

      If on the Observation Date the Final 10Yr CMT Rate is outside the applicable ranges, you will only receive the $1,000 principal amount per unit on the maturity date. We have no control over a number of matters, including economic, financial and political events, that may affect the volatility of the 10Yr CMT Rate. In recent years, the volatility of the 10Yr CMT Rate has been highly variable and such variability may be expected in the future. However, past experience is not necessarily indicative of what may occur in the future.

Your yield may be lower than the yield on other debt securities of comparable maturity

      The yield that you receive on your Notes may be less than the return you could earn on other investments. Your yield may be less than the yield you would earn if you bought a traditional interest bearing debt security of ML&Co. with the same stated maturity date. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money.

A trading market for the Notes is not expected to develop and, if trading does develop, the market price you may receive or be quoted for your Notes on a date prior to the stated maturity date will be affected by this and other important factors, including our costs of developing, hedging and distributing the Notes

      The Notes will not be listed on any securities exchange and we do not expect a trading market for the Notes to develop. Although our affiliate MLPF&S has indicated that it currently expects to bid for Notes offered for sale to it by holders of the Notes, it is not required to do so and may cease making those bids at any time. The limited trading market for your Notes may affect the price that you receive for your Notes if you do not wish to hold your investment until the maturity date.

      If MLPF&S makes a market in the Notes, the price it quotes would reflect any changes in market conditions and other relevant factors. In addition, the price, if any, at which you could sell your Notes in a secondary market transaction is expected to be affected by the factors that we considered in setting the economic terms of the Notes, namely the underwriting discount paid in respect of the Notes and other costs associated with the Notes, including compensation for developing and hedging the product. This quoted price could be higher or lower than the principal amount. Furthermore, there is no assurance that MLPF&S or any other party will be willing to buy the Notes. MLPF&S is not obligated to make a market in the Notes.

      Assuming no changes in the market conditions or any other relevant factors from those existing on the date of this pricing supplement, the price, if any, at which you could sell your Notes in a secondary market transaction is expected to be lower than the principal amount of the Notes. This is due to, among other things, the fact that the principal amount included, and secondary market prices are likely to exclude, underwriting discount paid with respect to, and the developing and hedging costs associated with, the Notes.

Many factors affect the trading value of the Notes; these factors interrelate in complex ways and the effect of any one factor may offset or magnify the effect of another factor

      The trading value of the Notes will be affected by factors that interrelate in complex ways. The effect of one factor may offset the increase in the trading value of the Notes caused by another factor and the effect of one factor may exacerbate the decrease in the trading value of the Notes caused by another factor. The following paragraphs describe the expected impact on the trading value of the Notes given a change in a specific factor, assuming all other conditions remain constant.

      The level of the 10Yr CMT Rate is expected to affect the trading value of the Notes. We expect that the trading value of the Notes will depend substantially on the amount, if any, by which the level of the 10Yr CMT Rate changes versus the Initial 10Yr CMT Rate. In general, the value of the Notes will increase when the spread between the 10Yr CMT Rate and the Initial 10Yr CMT Rate is at or close to zero and the value of the Notes will decrease when the spread between the 10Yr CMT Rate and the Initial 10Yr CMT Rate increases.

      Changes in the volatility of the 10Yr CMT Rate are expected to affect the trading value of the Notes. Volatility is the term used to describe the size and frequency of price and/or market fluctuations. If the volatility of the 10Yr CMT Rate increases or decreases, the trading value of the Notes may be adversely affected.

      Changes in our credit ratings may affect the trading value of the Notes. Our credit ratings are an assessment of our ability to pay our obligations. Consequently, real or anticipated changes in our credit ratings may affect the trading value of the Notes. However, because the return on your Notes is dependent upon factors in addition to our ability to pay our obligations under the Notes, such as the change in the level of the 10Yr CMT Rate over the term of the Notes, an improvement in our credit ratings will not reduce the other investment risks related to the Notes.

      In general, assuming all relevant factors are held constant, we expect that the effect on the trading value of the Notes of a given change in some of the factors listed above will be less if it occurs later in the term of the Notes than if it occurs earlier in the term of the Notes.

Potential conflicts of interest could arise

      Our subsidiary Merrill Lynch Capital Services, Inc. is our agent for the purposes of determining, among other things, the Final 10Yr CMT Rate and Redemption Amount. Under certain circumstances, Merrill Lynch Capital Services, Inc. as our subsidiary and its responsibilities as Calculation Agent for the Notes could give rise to conflicts of interest. These conflicts could occur, for instance, in connection with how the Final 10Yr CMT Rate will be determined. See the section entitled "The 10 Year Constant Maturity Treasury Rate" in this pricing supplement. Merrill Lynch Capital Services, Inc. is required to carry out its duties as Calculation Agent in good faith and using its reasonable judgment. However, because we control Merrill Lynch Capital Services, Inc., potential conflicts of interest could arise.

        We expect to enter into arrangements to hedge the market risks associated with our obligation to pay the Redemption Amount due on the maturity date on the Notes. We may seek competitive terms in entering into the hedging arrangements for the Notes, but are not required to do so, and we may enter into such hedging arrangements with one of our subsidiaries or affiliated companies. Such hedging activity is expected to result in a profit to those engaging in the hedging activity, which could be more or less than initially expected, but which could also result in a loss for the hedging counterparty.

Tax consequences are uncertain

      You should consider the tax consequences of investing in the Notes, aspects of which are uncertain. See "United States Federal Income Taxation" in this pricing supplement.

                           DESCRIPTION OF THE NOTES

      ML&Co. will issue the Notes as a series of senior debt securities entitled "Medium-Term Notes, Series C" under the 1983 Indenture, which is more fully described in the accompanying prospectus. The Notes will mature on June
, 2007. Information included in this pricing supplement supercedes information in the accompanying prospectus supplement and prospectus to the extent that it
is different from that information. The CUSIP number for the Notes is         .

        While on the maturity date a holder of a Note will receive an amount equal to the Redemption Amount, there will be no other payment of interest, periodic or otherwise. See the section entitled "--Payment on the Maturity Date".

      The Notes will not be subject to redemption by ML&Co. or at the option of any holder prior to the maturity date.

      ML&Co. will issue the Notes in denominations of whole units each with a $1,000 principal amount per unit. You may transfer the Notes only in whole units. You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances. Instead, we will issue the Notes in the form of a global certificate, which will be held by The Depositary Trust Company, also known as DTC, or its nominee. Direct and indirect participants in DTC will record your ownership of the Notes. You should refer to the section entitled "Description of Debt Securities--Depositary" in the accompanying prospectus.

      The Notes will not have the benefit of any sinking fund.

Payment on the Maturity Date

      On the maturity date, for each Note that you own you will receive a cash payment per unit equal to the Redemption Amount, as provided below.

Determination of the Redemption Amount

      The "Redemption Amount" will be determined by the Calculation Agent and will equal:

      If the Final 10Yr CMT Rate:

      (i) has not increased or decreased by more than 0.50% from the Initial 10Yr CMT Rate, $1,070;

      (ii) has increased or decreased by more than 0.50% from the Initial 10Yr CMT Rate, but has not increased or decreased by more than 1.00% from the Initial 10Yr CMT Rate, $1,050;

      (iii) has increased or decreased by more than 1.00% from the Initial 10Yr CMT Rate, $1,000 principal amount;

      but in no case will you receive less than $1,000 per unit of the Notes.

      The "Initial 10Yr CMT Rate" will equal the level of the 10Yr CMT Rate, as reported by Bloomberg under the symbol H15T10Y immediately after 4 P.M., New York time on the date the Notes are priced for initial sale to the public ("the Pricing Date").

      The "Final 10Yr CMT Rate" will equal the level of the 10Yr CMT Rate, as reported by Bloomberg under the symbol H15T10Y immediately after 4 P.M., New York time on the Observation Date.

      The "Observation Date" will be the fifth scheduled Business Day before the maturity date of the Notes.

      A "Business Day" means any day other than a Saturday or Sunday that is neither a legal holiday nor a day on which banking institutions in The City of New York are authorized or required by law, regulation or executive order to close.

      All determinations made by the Calculation Agent in good faith and on a reasonable basis and, absent a determination of a manifest error, will be conclusive for all purposes and binding on ML&Co. and the holders and beneficial owners of the Notes.

Events of Default and Acceleration

        In case an Event of Default with respect to any Notes has occurred and is continuing, the amount payable to a holder of the Notes upon any acceleration permitted by the Notes, with respect to each unit of the Notes, will be equal to the Redemption Amount, calculated as though the date of acceleration were the stated maturity date of the Notes.

        In case of default in payment of the Notes, whether on the stated maturity date or upon acceleration, from and after that date the Notes will bear interest, payable upon demand of their holders, at the rate of % per annum, to the extent that payment of any interest is legally enforceable on the unpaid amount due and payable on that date in accordance with the terms of the Notes to the date payment of that amount has been made or duly provided for.

                  THE 10 YEAR CONSTANT MATURITY TREASURY RATE

      The 10Yr CMT Rate is the rate which expresses the yield to maturity on U.S. Treasury securities with a constant maturity of 10 years as reported by Bloomberg under the symbol H15T10Y. If the Constant Maturity Treasury Rate with a maturity of ten years cannot be determined as described in the preceding sentences, such rate will be determined in accordance with the procedures set forth in the accompanying prospectus supplement relating to determination of the CMT Rate based on CMT Moneyline Telerate Page 7051.

      The following table sets forth the month-end levels (as of approximately 4 P.M., New York time on the last business day of each month) of the 10Yr CMT Rate for the period from January 2001 through February 2006. The historical data on the 10Yr CMT Rate is not necessarily indicative of the future performance of the 10Yr CMT Rate or what the value of the Notes may be. Any historical upward or downward trend in the level of the 10Yr CMT Rate during any period set forth below is not an indication that the level of the 10Yr CMT Rate is more or less likely to increase or decrease at any time over the term of the Notes.


                             2001    2002    2003    2004    2005    2006
                             ----    ----    ----    ----    ----    ----
January....................  5.16%   5.04%   4.05%   4.15%   4.22%   4.42%
February...................  5.10%   4.91%   3.90%   4.08%   4.17%   4.57%
March......................  4.89%   5.28%   3.81%   3.83%   4.50%
April......................  5.14%   5.21%   3.96%   4.35%   4.34%
May........................  5.39%   5.16%   3.57%   4.72%   4.14%
June.......................  5.28%   4.93%   3.33%   4.73%   4.00%
July.......................  5.24%   4.65%   3.98%   4.50%   4.18%
August.....................  4.97%   4.26%   4.45%   4.28%   4.26%
September..................  4.73%   3.87%   4.27%   4.13%   4.20%
October....................  4.57%   3.94%   4.29%   4.10%   4.46%
November...................  4.65%   4.05%   4.30%   4.19%   4.54%
December...................  5.09%   4.03%   4.27%   4.23%   4.47%

      The following graph sets forth the historical levels of the 10Yr CMT Rate presented in the preceding table.

                               [GRAPHIC OMITTED]

      The following table sets forth the historical spread between the month-end 10Yr CMT Rate determined as described above and its level 14 months beforehand, a term expected to approximately equal that of the Notes, from January 2001 to February 2006. This data is not intended to be indicative of the future performance of the spread between the 10Yr CMT Rate and its level 14 months later or what the value of the Notes may be. Any historical upward or downward trend in the spread between the 10Yr CMT Rate and its historical levels during any period set forth below is not an indication that spread of the 10Yr CMT Rate is more or less likely to increase or decrease over the term of the Notes.


                      2001      2002      2003      2004      2005     2006
                      ----      ----      ----      ----      ----     ----
January............ -0.870%   -0.680%   -0.600%    0.100%   -0.080%   0.230%
February........... -1.180%   -0.330%   -1.190%    0.050%   -0.100%   0.340%
March.............. -1.770%    0.120%   -1.230%   -0.220%    0.350%
April.............. -1.380%    0.110%   -0.950%    0.450%    0.260%
May................ -0.870%    0.270%   -1.710%    0.910%    0.310%
June............... -0.710%   -0.210%   -1.880%    0.770%   -0.350%
July............... -1.200%   -0.740%   -1.180%    0.930%   -0.540%
August............. -1.130%   -1.020%   -0.480%    0.950%   -0.470%
September.......... -1.320%   -1.370%   -0.380%    0.150%   -0.300%
October............ -1.260%   -1.030%    0.030%   -0.350%    0.180%
November........... -1.150%   -0.680%    0.430%   -0.080%    0.410%
December........... -0.650%   -0.540%    0.330%   -0.060%    0.370%

      The following graph sets forth the historical levels of the 14 month spread of the 10Yr CMT Rate presented in the preceding table.

                               [GRAPHIC OMITTED]

                     UNITED STATES FEDERAL INCOME TAXATION

      Set forth in full below is the opinion of Sidley Austin LLP, tax counsel to ML&Co., as to certain United States federal income tax consequences of the purchase, ownership and disposition of the Notes. This opinion is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change (including retroactive changes in effective dates) or possible differing interpretations. The discussion below supplements the discussion set forth under the section entitled "Certain United States Federal Income Tax Considerations" that is contained in the accompanying prospectus supplement and supercedes that discussion to the extent that it contains information that is inconsistent with that which is contained in the accompanying prospectus supplement. The discussion below deals only with Notes held as capital assets and does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, real estate investment trusts, dealers in securities or currencies, traders in securities that elect to mark to market, tax-exempt entities or persons holding Notes in a tax-deferred or tax-advantaged account (except to the extent specifically discussed below), persons whose functional currency is not the United States dollar, persons subject to the alternative minimum tax or persons holding Notes as a hedge against currency risks, as a position in a "straddle" or as part of a "hedging", "conversion" or "integrated" transaction for tax purposes. It also does not deal with holders other than original purchasers (except where otherwise specifically noted in this pricing supplement). The following discussion also assumes that the issue price of the Notes, as determined for United States federal income tax purposes, equals the principal amount thereof. If a partnership holds the Notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. Thus, persons who are partners in a partnership holding the Notes should consult their own tax advisors. Moreover, all persons considering the purchase of the Notes should consult their own tax advisors concerning the application of the United States federal income tax laws to their particular situations as well as any consequences of the purchase, ownership and disposition of the Notes arising under the laws of any other taxing jurisdiction.

      As used in this pricing supplement, the term "U.S. Holder" means a beneficial owner of a Note that is for United States federal income tax purposes (a) a citizen or resident of the United States, (b) a corporation, partnership or other entity treated as a corporation or a partnership that is created or organized in or under the laws of the United States, any state thereof or the District of Columbia (other than a partnership that is not treated as a United States person under any applicable Treasury regulations),
(c) an estate the income of which is subject to United States federal income taxation regardless of its source, (d) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (e) any other person whose income or gain in respect of a Note is effectively connected with the conduct of a United States trade or business. Notwithstanding clause (d) of the preceding sentence, to the extent provided in Treasury regulations, certain trusts in existence on August 20, 1996, and treated as United States persons prior to that date that elect to continue to be treated as United States persons also will be U.S. Holders. As used herein, the term "non-U.S. Holder" means a beneficial owner of a Note that is not a U.S. Holder.

General

        There are no statutory provisions, regulations, published rulings or judicial decisions addressing or involving the characterization and treatment, for United States federal income tax purposes, of the Notes or securities with terms substantially the same as the Notes. However, although the matter is not free from doubt, under current law, each Note should be treated as a debt instrument of ML&Co. for United States federal income tax purposes. ML&Co. currently intends to characterize and treat each Note as a debt instrument of ML&Co. for United States federal income tax purposes and, where required, intends to file information returns with the Internal Revenue Service (the "IRS") in accordance with this characterization and treatment, in the absence of any change or clarification in the law, by regulation or otherwise, requiring a different characterization and treatment of the Notes. Prospective investors in the Notes should be aware, however, that the IRS is not bound by ML&Co.'s characterization and treatment of the Notes as indebtedness, and the IRS could possibly take a different position as to the proper characterization and treatment of the Notes for United States federal income tax purposes. The following discussion of the principal United States federal income tax consequences of the purchase, ownership and disposition of the Notes is based upon the assumption that each Note will be characterized and treated as a debt instrument of ML&Co. for United States federal income tax purposes. If the Notes are not in fact characterized and treated as debt instruments of ML&Co. for United States federal income tax purposes, then the United States federal income tax treatment of the purchase, ownership and disposition of the Notes could differ from the treatment discussed below with the result that the timing and character of income, gain or loss recognized in respect of a Note could differ from the timing and character of income, gain or loss recognized in respect of a Note had the Notes in fact been characterized and treated as debt instruments of ML&Co. for United States federal income tax purposes.

U.S. Holders

        The Treasury Regulations governing original issue discount (the "OID Regulations"), provide special rules for calculating the yield and maturity of certain debt instruments that provide for one or more alternative payment schedules which become applicable upon the occurrence of one or more contingencies where the timing and amounts of the payments that comprise each payment schedule are known as of the issue date of the debt instrument. However, these special rules under the OID Regulations generally only apply if, based on all the facts and circumstances as of the issue date, a single payment schedule is significantly more likely than not to occur. In this regard, ML&Co. has determined that there is no single payment schedule applicable to the Notes which is significantly more likely than not to occur over all of the other possible payment schedules. Accordingly, since the amount payable with respect to the Notes on the maturity date will be based on the change in the 10 Year Constant Maturity Treasury Rate over the term of the Notes, certain final Treasury Regulations (the "CPDI Regulations") concerning the proper United States federal income tax treatment of contingent payment debt instruments will apply to the Notes. In general, the CPDI Regulations cause the timing and character of income, gain or loss reported on a contingent payment debt instrument to substantially differ from the timing and character of income, gain or loss reported on a conventional noncontingent payment debt instrument. Specifically, the CPDI Regulations generally require a U.S. Holder of such an instrument to include future contingent and noncontingent interest payments in income as that interest accrues based upon a projected payment schedule. Moreover, in general, under the CPDI Regulations, any gain recognized by a U.S. Holder on the sale, exchange, or retirement of a contingent payment debt instrument is treated as ordinary income, and all or a portion of any loss realized could be treated as ordinary loss as opposed to capital loss (depending upon the circumstances). The CPDI Regulations provide no definitive guidance as to whether or not an instrument is properly characterized as a debt instrument for United States federal income tax purposes.

        In particular, solely for purposes of applying the CPDI Regulations to the Notes, ML&Co. has determined that the projected payment schedule for the Notes will consist of a payment on the maturity date of a projected Redemption Amount equal to $ per unit (the "Projected Redemption Amount"). This represents an estimated yield on the Notes equal to % per annum, compounded semi-annually. Accordingly, during the term of the Notes, a U.S. Holder of a Note will be required to include in income as ordinary interest an amount equal to the sum of the daily portions of interest on the Note that are deemed to accrue at this estimated yield for each day during the taxable year (or portion of the taxable year) on which the U.S. Holder holds the Note. The amount of interest that will be deemed to accrue in any accrual period (i.e., generally each six-month period during which the Notes are outstanding) will equal the product of this estimated yield (properly adjusted for the length of the accrual period) and the Note's adjusted issue price (as defined below) at the beginning of the accrual period. The daily portions of interest will be determined by allocating to each day in the accrual period the ratable portion of the interest that is deemed to accrue during the accrual period. In general, for these purposes a Note's adjusted issue price will equal the Note's issue price (i.e., $1,000), increased by the interest previously accrued on the Note. At maturity of a Note, in the event that the actual amount payable on the maturity date (the "Actual Redemption Amount") exceeds $ per unit (i.e., the Projected Redemption Amount), a U.S. Holder will be required to include the excess of the Actual Redemption Amount over $ per unit (i.e., the Projected Redemption Amount) in income as ordinary interest on the stated maturity date. Alternatively, in the event that the Actual Redemption Amount, if any, is less than $ per unit (i.e., the Projected Redemption Amount), the amount by which the Projected Redemption Amount (i.e., $ per unit) exceeds the Actual Redemption Amount will be treated first as an offset to any interest otherwise includible in income by the U.S. Holder with respect to the Note for the taxable year in which the stated maturity date occurs to the extent of the amount of that includible interest. Further, a U.S. Holder will be permitted to recognize and deduct, as an ordinary loss that is not subject to the limitations applicable to miscellaneous itemized deductions, any remaining portion of the Projected Redemption Amount (i.e., $ per unit) in excess of the Actual Redemption Amount that is not treated as an interest offset pursuant to the foregoing rules. In addition, U.S. Holders purchasing a Note at a price that differs from the adjusted issue price of the Note as of the purchase date (e.g., subsequent purchases) will be subject to rules providing for certain adjustments to the foregoing rules and these U.S. Holders should consult their own tax advisors concerning these rules.

        Upon the sale or exchange of a Note prior to the stated maturity date, a U.S. Holder will be required to recognize taxable gain or loss in an amount equal to the difference, if any, between the amount realized by the U.S. Holder upon that sale or exchange and the U.S. Holder's adjusted tax basis in the Note as of the date of disposition. A U.S. Holder's adjusted tax basis in a Note generally will equal the U.S. Holder's initial investment in the Note increased by any interest previously included in income with respect to the Note by the U.S. Holder. Any taxable gain will be treated as ordinary income. Any taxable loss will be treated as ordinary loss to the extent of the U.S. Holder's total interest inclusions on the Note. Any remaining loss generally will be treated as long-term or short-term capital loss (depending upon the U.S. Holder's holding period for the Note). All amounts includible in income by a U.S. Holder as ordinary interest pursuant to the CPDI Regulations will be treated as original issue discount.

        All prospective investors in the Notes should consult their own tax advisors concerning the application of the CPDI Regulations to their investment in the Notes. Investors in the Notes may obtain the projected payment schedule, as determined by ML&Co. for purposes of applying the CPDI Regulations to the Notes, by submitting a written request for that information to Merrill Lynch & Co., Inc., Corporate Secretary's Office, 222 Broadway, 17th Floor, New York, New York 10038, (212) 670-0432,
corporatesecretary@exchange.ml.com.

        The projected payment schedule (including both the Projected Redemption Amount and the estimated yield on the Notes) has been determined solely for United States federal income tax purposes (i.e., for purposes of applying the CPDI Regulations to the Notes), and is neither a prediction nor a guarantee of what the Actual Redemption Amount will be, or that the Actual Redemption Amount will even exceed $1,000 per unit of the Notes.

Hypothetical Table

      The following table sets forth the amount of interest that would be deemed to have accrued with respect to each Note during each accrual period over an assumed term of fourteen months for the Notes based upon a hypothetical projected payment schedule for the Notes (including both a hypothetical Projected Redemption Amount and a hypothetical estimated yield equal to 5.19% per annum (compounded semi-annually)) as determined by ML&Co. for purposes of illustrating the application of the CPDI Regulations to the Notes as if the Notes had been issued on March 8, 2006 and were scheduled to mature on May 8, 2007. The following table is for illustrative purposes only. The actual projected payment schedule for the Notes (including both the actual Projected Redemption Amount and the actual estimated yield) will be determined by ML&Co. on the Pricing Date and will depend upon actual market interest rates (and thus ML&Co.'s borrowing costs for debt instruments with comparable maturities) as of that date. The actual projected payment schedule for the Notes (including both the actual Projected Redemption Amount and the actual estimated yield) and the actual tax accrual table will be set forth in the final pricing supplement delivered to investors in connection with the initial sale of the Notes.






                                                   Interest      Total interest
                                                    deemed       deemed to have
                                                   to accrue       accrued on
                                                   on Notes          Notes
                                                    during         as of end
                                                    accrual        of accrual
                                                    period           period
       Accrual Period                             (per Note)       (per Note)
       --------------                             ----------       ----------
March 8, 2006 through May 8, 2006..............      $8.60          $8.60
May 9, 2006 through November 8, 2006...........     $26.17          $34.77
November 9, 2006 through May 8, 2007...........     $26.85          $61.62




----------
Hypothetical Projected Redemption Amount = $1,061.62 per Note.

Unrelated Business Taxable Income

      Section 511 of the Internal Revenue Code of 1986, as amended (the "Code"), generally imposes a tax, at regular corporate or trust income tax rates, on the "unrelated business taxable income" of certain tax-exempt organizations, including qualified pension and profit sharing plan trusts and individual retirement accounts. In general, if the Notes are held for investment purposes, the amount of income or gain realized with respect to the Notes will not constitute unrelated business taxable income. However, if a Note constitutes debt-financed property (as defined in Section 514(b) of the Code) by reason of indebtedness incurred by a holder of a Note to purchase the Note, all or a portion of any income or gain realized with respect to such Note may be classified as unrelated business taxable income pursuant to Section 514 of the Code. Moreover, prospective investors in the Notes should be aware that whether or not any income or gain realized with respect to a Note which is owned by an organization that is generally exempt from U.S. federal income taxation pursuant to Section 501(a) of the Code constitutes unrelated business taxable income will depend upon the specific facts and circumstances applicable to such organization. Accordingly, any potential investors in the Notes that are generally exempt from U.S. federal income taxation pursuant to Section 501(a) of the Code are urged to consult with their own tax advisors concerning the U.S. federal income tax consequences to them of investing in the Notes.

Non-U.S. Holders

      A non-U.S. Holder will not be subject to United States federal income taxes on payments of principal, premium (if any) or interest (including original issue discount) on a Note, unless the non-U.S. Holder is a direct or indirect 10% or greater shareholder of ML&Co., a controlled foreign corporation related to ML&Co. or a bank receiving interest described in
Section 881(c)(3)(A) of the Code. However, income allocable to non-U.S. Holders will generally be subject to annual tax reporting on IRS Form 1042-S. For a non-U.S. Holder to qualify for the exemption from taxation, any person, U.S. or foreign, that has control, receipt or custody of an amount subject to withholding, or who can disburse or make payments of an amount subject to withholding (the "Withholding Agent") must have received a statement that (a) is signed by the beneficial owner of the Note under penalties of perjury, (b) certifies that the owner is a non-U.S. Holder and (c) provides the name and address of the beneficial owner. The statement may generally be made on IRS Form W-8BEN (or other applicable form) or a substantially similar form, and the beneficial owner must inform the Withholding Agent of any change in the information on the statement within 30 days of that change by filing a new IRS Form W-8BEN (or other applicable form). Generally, an IRS Form W-8BEN provided without a U.S. taxpayer identification number will remain in effect for a period starting on the date the form is signed and ending on the last day of the third succeeding calendar year, unless a change in circumstances makes any information on the form incorrect. If a Note is held through a securities clearing organization or certain other financial institutions, the organization or institution may provide a signed statement to the Withholding Agent. Under certain circumstances, the signed statement must be accompanied by a copy of the applicable IRS Form W-8BEN (or other applicable form) or the substitute form provided by the beneficial owner to the organization or institution.

      Under current law, a Note will not be includible in the estate of a non-U.S. Holder unless the individual is a direct or indirect 10% or greater shareholder of ML&Co. or, at the time of the individual's death, payments in respect of that Note would have been effectively connected with the conduct by the individual of a trade or business in the United States.

Backup withholding

      Backup withholding at the applicable statutory rate of United States federal income tax may apply to payments made in respect of the Notes to registered owners who are not "exempt recipients" and who fail to provide certain identifying information (such as the registered owner's taxpayer identification number) in the required manner. Generally, individuals are not exempt recipients, whereas corporations and certain other entities generally are exempt recipients. Payments made in respect of the Notes to a U.S. Holder must be reported to the IRS, unless the U.S. Holder is an exempt recipient or establishes an exemption. Compliance with the identification procedures described in the preceding section would establish an exemption from backup withholding for those non-U.S. Holders who are not exempt recipients.

      In addition, upon the sale of a Note to (or through) a broker, the broker must withhold on the entire purchase price, unless either (a) the broker determines that the seller is a corporation or other exempt recipient or (b) the seller provides, in the required manner, certain identifying information (e.g., an IRS Form W-9) and, in the case of a non-U.S. Holder, certifies that the seller is a non-U.S. Holder (and certain other conditions are met). This type of sale must also be reported by the broker to the IRS, unless either (a) the broker determines that the seller is an exempt recipient or (b) the seller certifies its non-U.S. status (and certain other conditions are met). Certification of the registered owner's non-U.S. status would be made normally on an IRS Form W-8BEN (or other applicable form) under penalties of perjury, although in certain cases it may be possible to submit other documentary evidence.

      Any amounts withheld under the backup withholding rules from a payment to a beneficial owner would be allowed as a refund or a credit against the beneficial owner's United States federal income tax provided the required information is furnished to the IRS.

                             ERISA CONSIDERATIONS

      Each fiduciary of a pension, profit-sharing or other employee benefit plan (a "plan") subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), should consider the fiduciary standards of ERISA in the context of the plan's particular circumstances before authorizing an investment in the Notes. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the plan, and whether the investment would involve a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

      Section 406 of ERISA and Section 4975 of the Code prohibit plans, as well as individual retirement accounts and Keogh plans subject to Section 4975 of the Code (also "plans") from engaging in certain transactions involving "plan assets" with persons who are "parties in interest" under ERISA or "disqualified persons" under the Code ("parties in interest") with respect to the plan or account. A violation of these prohibited transaction rules may result in civil penalties or other liabilities under ERISA and/or an excise tax under Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory, regulatory or administrative exemption. Certain employee benefit plans and arrangements including those that are governmental plans (as defined in section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and foreign plans (as described in Section 4(b)(4) of ERISA) ("non-ERISA arrangements") are not subject to the requirements of ERISA or Section 4975 of the Code but may be subject to similar provisions under applicable federal, state, local, foreign or other regulations, rules or laws ("similar laws").

      The acquisition of the Notes by a plan with respect to which we, MLPF&S or certain of our affiliates is or becomes a party in interest may constitute or result in a prohibited transaction under ERISA or Section 4975 of the Code, unless those Notes are acquired pursuant to and in accordance with an applicable exemption. The U.S. Department of Labor has issued five prohibited transaction class exemptions, or "PTCEs", that may provide exemptive relief if required for direct or indirect prohibited transactions that may arise from the purchase or holding of the Notes. These exemptions are:

      (1) PTCE 84-14, an exemption for certain transactions determined or effected by independent qualified professional asset managers;

      (2) PTCE 90-1, an exemption for certain transactions involving insurance company pooled separate accounts;

      (3) PTCE 91-38, an exemption for certain transactions involving bank collective investment funds;

      (4) PTCE 95-60, an exemption for transactions involving certain insurance company general accounts; and

      (5) PTCE 96-23, an exemption for plan asset transactions managed by in-house asset managers.

      The Notes may not be purchased or held by (1) any plan, (2) any entity whose underlying assets include "plan assets" by reason of any plan's investment in the entity (a "plan asset entity") or (3) any person investing "plan assets" of any plan, unless in each case the purchaser or holder is eligible for the exemptive relief available under one or more of the PTCEs listed above or another applicable similar exemption. Any purchaser or holder of the Notes or any interest in the Notes will be deemed to have represented by its purchase and holding of the Notes that it either (1) is not a plan or a plan asset entity and is not purchasing those Notes on behalf of or with "plan assets" of any plan or plan asset entity or (2) with respect to the purchase or holding, is eligible for the exemptive relief available under any of the PTCEs listed above or another applicable exemption. In addition, any purchaser or holder of the Notes or any interest in the Notes which is a non-ERISA arrangement will be deemed to have represented by its purchase and holding of the Notes that its purchase and holding will not violate the provisions of any similar law.

      Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is important that fiduciaries or other persons considering purchasing the Notes on behalf of or with "plan assets" of any plan, plan asset entity or non-ERISA arrangement consult with their counsel regarding the availability of exemptive relief under any of the PTCEs listed above or any other applicable exemption, or the potential consequences of any purchase or holding under similar laws, as applicable.

                          USE OF PROCEEDS AND HEDGING

      The net proceeds from the sale of the Notes will be used as described under "Use of Proceeds" in the accompanying prospectus and to hedge market risks of ML&Co. associated with its obligations in connection with the Notes.

                       SUPPLEMENTAL PLAN OF DISTRIBUTION

      MLPF&S has advised ML&Co. that it proposes initially to offer all or part of the Notes directly to the public on a fixed price basis at the offering price set forth on the cover of this pricing supplement. After the initial public offering, the public offering price may be changed. The obligations of MLPF&S are subject to certain conditions and it is committed to take and pay for all of the Notes if any are taken.

                                    EXPERTS

        The consolidated financial statements, the related financial statement schedule, and management's report on the effectiveness of internal control over financial reporting incorporated in this pricing supplement by reference from Merrill Lynch & Co., Inc.'s Annual Report on Form 10-K for the year ended December 30, 2005 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                        INDEX OF CERTAIN DEFINED TERMS


10Yr CMT Rate.............................................................PS-3
Business Day..............................................................PS-9
Calculation Agent.........................................................PS-5
Final 10Yr CMT Rate.......................................................PS-4
Initial 10Yr CMT Rate.....................................................PS-4
Notes.....................................................................PS-1
Observation Date..........................................................PS-4
Pricing Date..............................................................PS-3
Redemption Amount.........................................................PS-4

================================================================================



                              [GRAPHIC OMITTED]



                                                   Units
                           Merrill Lynch & Co., Inc.

                          Medium-Term Notes, Series C
                      100% Protected Target Return Notes
             Linked to the 10 Year Constant Maturity Treasury Rate
                                due June , 2007
                                 (the "Notes")
                       $1,000 principal amount per unit





                            -----------------------
                              PRICING SUPPLEMENT
                            -----------------------










                              Merrill Lynch & Co.






                                 March , 2006

================================================================================